Exhibit 3.199

State of Delaware Secretary of State Division of Corporations Delivered 08:26 AM 06/11/2014 FILED 08:17 AM 06/11/2014 SRV 140821128 - 5124385 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.                                      Name of Limited Liability Company: NRG Unemployment Protections LLC

2.                                      The Certificate of Formation of the limited liability company is hereby amended as follows:

1. Name: The name of the Limited Liability Company is NRG Portable Power LLC

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 11th day of June, A.D. 2014.

By:	/s/ Elizabeth McCormack
Authorized Person(s)

Name:	Elizabeth McCormack
Print or Type

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:11 PM 03/14/2012
FILED 04:57 PM 03/14/2012
SRV 120312214 - 5124385 FILE

CERTIFICATE OF FORMATION

OF

NRG UNEMPLOYMENT PROTECTION LLC

1.             Name: The name of the limited liability company is NRG Unemployment Protection LLC.

2.             Registered Office: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.             Organizer: The name and address of the sole organizer of the limited liability company is Lynne Przychodzki, NRG Energy, Inc., 211 Carnegie Center, Princeton, NJ 08540.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of NRG Unemployment Protection LLC this 14th day of March, 2012.

/s/ Lynne Przychodzki
Lynne Przychodzki
Authorized Person